Registration No. 333-

As filed with the Securities and Exchange Commission on October 17, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOMEOWNERS CHOICE, INC.

(Exact name of registrant as specified in its charter)

Florida	20-5961396
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2340 Drew Street, Suite 200

Clearwater, Florida 33765

(727) 213-3600

(Address of principal executive offices)

Homeowners Choice, Inc.

2007 Stock Option and Incentive Plan

(Full title of the plan)

F&L Corp. One Independent Drive, Suite 1300 Jacksonville, Florida 32202 (904) 359-2000	Copy to: Carolyn T. Long, Esq. Megan A. Odroniec, Esq. Foley & Lardner LLP 100 North Tampa Street, Suite 2700 Tampa, Florida 33602 (813) 229-2300 (813) 221-4210—Fax
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share
Outstanding under the 2007 Stock Option and Incentive Plan	1,110,000	$2.50(2)	$2,775,000	$110
Outstanding under the 2007 Stock Option and Incentive Plan	40,000	$7.00(3)	$280,000	$11
To be issued under the 2007 Stock Option and Incentive Plan	4,810,000	$4.75(4)	$22,847,500	$898
Total	5,960,000		$25,902,500	$1,019

(1)	Plus such indeterminable number of additional shares as may become available for sale pursuant to the anti-dilution provisions contained in the 2007 Stock Option and Incentive Plan.
(2)

The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and is $2.50, the exercise price of these options.

(3)

The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and is $7.00, the exercise price of these options.

(4)

The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is $4.75 per share, the average of the high and low prices of the registrant’s common stock as reported on the NASDAQ Global Market on October 13, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Homeowners Choice, Inc. (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(i) Our prospectus filed pursuant to Rule 424(b) under the Securities Act with the Commission on July 24, 2008, relating to our Registration Statement on Form S-1 (File No. 333-150513) and which includes audited financial statements;

(ii) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the Commission on August 29, 2008;

(iii) Our Current Reports on Form 8-K filed with the Commission on August 22, August 29, and September 15, 2008; and

(iv) The description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 001-34126) filed with the Commission on July 17, 2008, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all shares of common stock being offered hereby have been sold or which deregisters all shares of common stock then remaining unsold shall be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Attorneys with Foley & Lardner LLP representing the Registrant own approximately 120,000 shares of common stock along with options to purchase 190,000 shares of common stock of the Registrant. Currently, options to purchase 95,000 share are exercisable. Of the remaining options to purchase 95,000 shares of common stock, the option to purchase 75,000 shares vests at a rate of 5,000 shares per month, and the option to purchase the remaining 20,000 shares vests in equal installments of 10,000 shares each on May 1, 2009 and May 1, 2010.

Item 6.	Indemnification of Directors and Officers.

The Florida Business Corporation Act (the “Florida Act”) permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

The Company’s Bylaws provide that the Registrant shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

3.1	Articles of Incorporation for Homeowners Choice, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to Homeowners Choice, Inc.’s Registration Statement on Form S-1 (File No. 333-150513) filed on June 17, 2008).

3.2	Bylaws of Homeowners Choice, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to Amendment No. 2 to Homeowners Choice, Inc.’s Registration Statement on Form S-1 (File No. 333-150513) filed on July 8, 2008).

5.1	Opinion of Foley & Lardner LLP as to the legality of the securities being registered.

10.1	Homeowners Choice, Inc. 2007 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.6 to Homeowners Choice, Inc.’s Quarterly Report on Form 10-Q filed on August 29, 2008).

10.2	Form of Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.7 to Homeowners Choice, Inc.’s Registration Statement on Form S-1 (File No. 333-150513) filed on April 30, 2008).

10.3	Form of Non-Qualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.21 to Amendment No. 3 to Homeowners Choice, Inc.’s Registration Statement on Form S-1 (File No. 333-150513) filed on July 16, 2008).

23.1	Consent of Hacker, Johnson & Smith PA, Independent Registered Public Accounting Firm.

23.2	Consent of Foley & Lardner LLP (included in Opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

Item 9. Undertakings.

The undersigned hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Articles of Incorporation or Bylaws of the Registrant or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by the director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Clearwater, State of Florida, on October 17, 2008.

HOMEOWNERS CHOICE, INC.

By:	/s/ F. X. McCahill, III
F. X. McCahill, III
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints F. X. McCahill, III and Paresh Patel and each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any Rule 462(b) registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either or them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ F. X. McCahill, III	President, Chief Executive Officer, and Director (Principal Executive Officer)	October 17, 2008
F. X. McCahill, III

/s/ Richard R. Allen Richard R. Allen	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	October 17, 2008

/s/ Paresh Patel	Chairman of the Board of Directors	October 17, 2008
Paresh Patel

/s/ Martin A. Traber	Director	October 17, 2008
Martin A. Traber

	Director	October 17, 2008
George Apostolou

/s/ Sanjay Madhu	Director	October 17, 2008
Sanjay Madhu

/s/ Krishna Persaud	Director	October 17, 2008
Krishna Persaud

	Director	October 17, 2008
Gregory Politis

/s/ Anthony Saravanos	Director	October 17, 2008
Anthony Saravanos

/s/ Garth A. Vernon	Director	October 17, 2008
Garth A. Vernon

EXHIBIT INDEX

HOMEOWNERS CHOICE, INC.

3.1	Articles of Incorporation for Homeowners Choice, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to Homeowners Choice, Inc.’s Registration Statement on Form S-1 (File No. 333-150513) filed on June 17, 2008).

3.2	Bylaws of Homeowners Choice, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to Amendment No. 2 to Homeowners Choice, Inc.’s Registration Statement on Form S-1 (File No. 333-150513) filed on July 8, 2008).

5.1	Opinion of Foley & Lardner LLP as to the legality of the securities being registered.

10.1	Homeowners Choice, Inc. 2007 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.6 to Homeowners Choice, Inc.’s Quarterly Report on Form 10-Q filed on August 29, 2008).

10.2	Form of Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.7 to Homeowners Choice, Inc.’s Registration Statement on Form S-1 (File No. 333-150513) filed on April 30, 2008).

10.3	Form of Non-Qualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.21 to Amendment No. 3 to Homeowners Choice, Inc.’s Registration Statement on Form S-1 (File No. 333-150513) filed on July 16, 2008).

23.1	Consent of Hacker, Johnson & Smith PA, Independent Registered Public Accounting Firm.

23.2	Consent of Foley & Lardner LLP (included in Opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).